Exhibit 4.12

SUPPLEMENTAL INDENTURE NO. 17

by and between

HOSPITALITY PROPERTIES TRUST

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

as of September 12, 2014

SUPPLEMENTAL TO THE INDENTURE DATED AS OF FEBRUARY 25, 1998

________________________

HOSPITALITY PROPERTIES TRUST

4.50% Senior Notes due 2025

________________________

This SUPPLEMENTAL INDENTURE NO. 17 (this “Supplemental Indenture”) made and entered into as of September 12, 2014 between HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of February 25, 1998 (the “Indenture”), relating to the Company’s issuance, from time to time, of various series of debt securities;

WHEREAS, the Company has determined to issue debt securities known as its 4.50% Senior Notes due 2025; and

WHEREAS, the Indenture provides that certain terms and conditions for each series of debt securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

DEFINED TERMS

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Adjusted Total Assets” has the meaning provided in clause (i) of Section 3.1(a) hereof.

“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries, excluding amortization of debt discount and deferred financing costs.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the Corporate Trust Office of the Trustee is located are required or authorized to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such

Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Cash Equivalents” means demand deposits, certificates of deposit or repurchase agreements with banks or other financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, “P‑2” (or its equivalent) or better by Moody’s or “A‑2” (or its equivalent) or better by Standard & Poor’s.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) cash reserves made by lessees as required by the Company’s leases for periodic replacement and refurbishment of the Company’s assets, (iii) provision for taxes of the Company and its Subsidiaries based on income, (iv) amortization of debt discount and deferred financing costs, (v) provisions for gains and losses on properties and property depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vii) amortization of deferred charges.

“Corporate Trust Office” means One Federal Street, 3rd Floor, Boston, Massachusetts 02110, or such other address as may be designated from time to time by the Trustee by providing written notice to the Company.

“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).  Debt excludes any indebtedness that is fully defeased in accordance with the terms thereof or is secured by cash or Cash Equivalents irrevocably deposited with a trustee in an amount at least equal to the outstanding principal amount of such indebtedness and the remaining scheduled payments of interest thereon.

“Depositary” has the meaning provided in Section 2.1(d) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the Holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), in each case on or prior to the stated maturity of the Notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, gains and losses from early extinguishment of debt and property valuation losses, as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Interest Payment Date” has the meaning provided in Section 2.1(e) hereof.

“Joint Venture Interests” means assets of the Company and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by the Company and its Subsidiaries, on the one hand, and one or more other Persons not constituting Affiliates of the Company, on the other, excluding any entity or properties (i) which is a Subsidiary or are properties if the co-ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary, or (ii) to which, at the time of determination, the Company’s manager at such time or an Affiliate of its manager at such time provides management services.  In no event shall Joint Venture Interests include equity securities that have readily determinable fair values or any investments in debt securities, mortgages or other Debt.

“Make-Whole Amount”  means, in connection with any optional redemption or accelerated payment of any Notes prior to September 15, 2024, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on September 15, 2024, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on September 15, 2024, over (ii) the aggregate principal amount of the Notes being redeemed or paid.  In the case of any redemption or accelerated payment of notes on or after September 15, 2024, the Make-Whole Amount means zero.  For purposes of this Supplemental Indenture and the Notes, references in the Indenture to the payment of the principal (and premium, if any) and interest on the Notes shall be deemed to include the payment of the Make-Whole Amount, if any, due upon redemption with respect to the Notes.  The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

“Moody’s” means Moody’s Investors Service, Inc., together with any successor that is a nationally recognized statistical rating organization.

“Notes” means the Company’s 4.50% Senior Notes due 2025, issued under this Supplemental Indenture and the Indenture, as amended or supplemented from time to time.

“Regular Record Date” has the meaning provided in Section 2.1(e) hereof.

“Reinvestment Rate” means a rate per annum equal to the sum of 0.35% (thirty-five one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the notes at their maturity, shall be deemed to be September 15, 2024), as of the payment date of the principal being redeemed or paid.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any successor that is a nationally recognized statistical rating organization.

“Secured Debt” means Debt of the Company or its Subsidiaries secured by an Encumbrance on the property of the Company or its Subsidiaries.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under this Supplemental Indenture, then any publicly available source of similar market data which shall be designated by the Company.

“Subsidiary” means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company.  For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Subordinated Debt” means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the notes.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) the amount of all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt, determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles); provided that, in determining Total Unencumbered Assets as a percentage of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis for purposes of the covenant set forth in Section 3.1(b) of this Supplemental Indenture, Joint Venture Interests shall be excluded from Total Unencumbered Assets to the extent such Joint Venture Interests would otherwise be included therein.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of, real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means any Debt of the Company or its Subsidiaries which is not Secured Debt.

TERMS OF THE NOTES

So long as a Depositary or its nominee is the registered owner of a Global Note, such Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Note for all purposes under the Indenture and this Supplemental Indenture.  Except as provided below, owners of beneficial interests in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any of such Notes in definitive form and will not be considered the registered owners or Holders thereof under the Indenture or this Supplemental Indenture for any purpose, including with respect to giving of any direction, instructions or approvals to the Trustee thereunder or hereunder.

The following provisions shall be applicable the Notes in lieu of the fifth paragraph of Section 305 of the Indenture.  Notwithstanding the provisions of the first four paragraphs of Section 305 of the Indenture, a Global Note shall be exchangeable only as provided in this paragraph.  If at any time a Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, the Company shall appoint a successor depositary with respect to such Global Note.  If (x) a successor depositary for such Global Note is not appointed by the Company within 90 days after the Company receives such notice, (y) an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes advise a Depositary to cease acting as depositary for the Global Notes or (z) the Company, in its sole discretion, determines at any time not to have any of the Notes to which a Global Note relates represented by such Global Note, then the Company shall execute, and the Trustee shall authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of such Global Note.  If a Note is issued in exchange for any portion of a Global Note after the close of business at the office or agency where such exchange occurs on (i) any Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date, or (ii) any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Person to whom interest in respect of such portion or such permanent global Security is payable in accordance with the provisions of the Indenture.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

ADDITIONAL COVENANTS

OTHER PROVISIONS

EFFECTIVENESS

This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture.  As supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

MISCELLANEOUS

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

HOSPITALITY PROPERTIES TRUST

By: /s/ Mark L. Kleifges
Name:  Mark L. Kleifges
Title:    Treasurer and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By: /s/ John G. Correia
Name: John G. Correia
Title:   Vice President

[Signature Page to Supplemental Indenture No. 17]

EXHIBIT A

[Face of Note]

[Insert applicable legends]

HOSPITALITY PROPERTIES TRUST

4.50% Senior Note due 2025

No.$_______________

Hospitality Properties Trust, a real estate investment trust duly organized and existing under the laws of Maryland, promises to pay to _______________________________________ or registered assigns, the principal sum of ______________________ ($_______) on March 15, 2025, subject to the terms set forth on the reverse of this Note and the terms of the Indenture referred to therein.

Interest Payment Dates:  Each March 15 and September 15 (or if such day is not a Business Day, the next succeeding Business Day), commencing March 15, 2015.

Regular Record Dates:  The day falling 14 calendar days prior to any Interest Payment Date.

CUSIP No:  44106M AT9

ISIN No:   US44106MAT99

HOSPITALITY PROPERTIES TRUST

By:______________________________
Name:
Title:

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:______________________________
Authorized Officer

[THE FOLLOWING CONSTITUTES THE REVERSE OF THE SECURITY]

HOSPITALITY PROPERTIES TRUST

4.50% Senior Note due 2025

Capitalized terms used herein have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

The Company shall pay in cash interest on the principal amount of this Note at the rate per annum of 4.50%.  The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2015, or if any such day is not a Business Day (as defined in the Indenture), on the next succeeding Business Day (each an “Interest Payment Date”), to Holders of record on the day (each a “Regular Record Date”) falling 14 calendar days immediately preceding such Interest Payment Date (whether or not a Business Day).  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or its Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Interest shall accrue from the most recent date to which interest on the Notes has been paid or, if no interest has been paid, from September 12, 2014.

As used herein the term “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes prior to September 15, 2024, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on September 15, 2024, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate

(determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on September 15, 2024, over (ii) the aggregate principal amount of the Notes being redeemed or paid.  In the case of any redemption or accelerated payment of notes on or after September 15, 2024, the Make-Whole Amount means zero.    For purposes of the Indenture and the Notes, references in the Indenture to the payment of the principal (and premium, in any) and interest on the Notes shall be deemed to include the payment of the Make-Whole Amount, if any, due upon redemption with respect to the Notes.  The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

As used herein the term “Reinvestment Rate” means a rate per annum equal to the sum of 0.35% (thirty-five one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release (as defined herein) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be September 15, 2024), as of the payment date of the principal being redeemed or paid.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

As used herein the term “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then any publicly available source of similar market data which shall be designated by the Company.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Hospitality Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

Telecopier No.:  (617) 964-8389

Attention: President

or such other address as the Company may specify pursuant to the Indenture.

[ASSIGNMENT FORM]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common	UNIF GIFT MIN ACT --	Custodian
TEN ENT	--	as tenants by the entireties		(Cust)(Minor)
JT TEN	--	as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act ____________ (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney
to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:
Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)